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Press Release    Media Contact: David E. Bright
                                610 859-3625/212 634-8810


                              FOR IMMEDIATE RELEASE

                SORGENTI CHEMICAL INDUSTRIES AND LIBERTY PARTNERS
                             BUYOUT PROPOSAL EXPIRES
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            Possible Management -led Buyout Due Diligence to Continue
                      ------------------------------------

     LINWOOD, PENNSYLVANIA, December 15, 1999 - Foamex International Inc. (Nasdaq: FMXI), North America's largest manufacturer of flexible polyurethane and advanced polymer foam products, today announced that the previously disclosed Letter of Intent with Sorgenti Chemical Industries, LLC and Liberty Partners Holdings 20, LLC has expired by its terms. The Sorgenti Group submitted a revised bid at a price and on terms that were less favorable than those contained in the Letter of Intent and the Negotiating Committee of the Foamex Board of Directors rejected the revised bid. The Letter of Intent provided for a business combination at $11.50 per share in cash for all of the Company's outstanding common shares, subject to due diligence and execution of a definitive agreement. As no such agreement has been reached, the Letter of Intent expired.

          Foamex also said that the previously announced due diligence review for a possible business combination led by John G. Johnson Jr., the President and Chief Executive Officer of the Company, is ongoing. Mr. Johnson has informed the Board of Directors that he is working with significant sources of funding for the possible transaction. However, no formal proposal has been made to the Company by Mr. Johnson, and there can be no assurance that any transaction will take place with Mr. Johnson's group or any other party.

          Marshall S. Cogan, Chairman, stated, "The Board of Directors is continuing to work with JP Morgan to develop an appropriate strategic alternative for Foamex in the best interest of all Foamex shareholders. However, the Board will not approve the sale of the Company at an inadequate price."

                                     -more-
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          Foamex,  headquartered  in  Linwood,  Pennsylvania,  manufactures  and markets flexible polyurethane and advanced polymer products in North America. For more information, visit its web site at http://www.foamex.com.

          This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the documents filed with the Securities and Exchange Commission.


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